Exhibit 99.1

Contacts
Media	Investors
Ana Kapor	Peter Fromen
650.638.6227	650.638.5828
kapora1@appliedbiosystems.com	fromenpj@appliedbiosystems.com

FOR IMMEDIATE RELEASE

APPLIED BIOSYSTEMS REPORTS FOURTH QUARTER
AND FISCAL 2006 RESULTS

•	Q4 net revenues increased 9% to $523.1 million

•	Q4 fully diluted GAAP EPS of $0.41, including gain on sale of property

•	Q4 non-GAAP EPS was $0.35, excluding specified items

FOSTER CITY, CA, July 27, 2006– Applied Biosystems Group (NYSE: ABI), an Applera Corporation business, today reported net revenues of $523.1 million for the fourth quarter of fiscal 2006, a 9% increase over the prior year quarter revenues of $478.5 million. Revenues for the quarter increased 6% over the prior year period excluding the impact of the March 2006 acquisition of the Research Products Division of Ambion, Inc. The impact of foreign currency on revenues for the quarter was not material. Net income was $76.7 million, compared to $71.6 million for the prior year quarter, and was affected by specified items in both periods described below. Earnings per share (EPS) for the quarter were $0.41, compared to $0.35 for the prior year quarter. EPS for the quarter on a non-GAAP basis, excluding the specified items described in the reconciliation schedule below, were $0.35, a 13% increase compared to $0.31 for the prior year quarter. The net effect of foreign currency increased EPS by approximately $0.01 compared to the prior year quarter. All per share amounts refer to Applera Corporation-Applied Biosystems Group Common Stock.

“This quarter was a continuation of the encouraging momentum that we have experienced all year,” said Tony L. White, Chief Executive Officer, Applera Corporation. “I congratulate Cathy Burzik and her team for the fine performance they achieved throughout fiscal 2006.”

“Growth across all major geographies has enabled us to achieve an important milestone in generating quarterly revenues over $500 million for the first time in the Group’s history,” said Catherine M. Burzik, President, Applied Biosystems. “We are pleased to have delivered consistent revenue and earnings growth throughout the year and remain focused on continuing our performance into fiscal 2007.”

During the fourth quarters of both fiscal 2006 and 2005, the Group recorded items that affected the comparability of results. For the fourth quarter of fiscal 2006, these items increased income before taxes by $14.0 million. These items included a pre-tax gain of $16.9 million from the sale of a company-owned facility and amortization expense of $2.9 million related to acquired intangibles. The fourth quarter of fiscal 2006 also included a $1.4 million favorable tax adjustment to a previously recorded charge in the second quarter of fiscal 2006 related to repatriation of cash balances outside the U.S.

During the fourth quarter of fiscal 2005, the Group recorded pre-tax items that decreased income before taxes by approximately $20.5 million, including amortization expense of $0.3 million related to acquired intangibles. Also recorded during the fourth quarter of fiscal 2005 were tax benefits of $23.5 million primarily related to additional U.S. R&D credit carryforwards, expected results of Canadian examinations, and settlement of certain UK tax matters.

The following table summarizes the impact of these items on EPS calculations:

Reconciliation of GAAP amounts to Non-GAAP amounts
(Dollar amounts in millions)

	Three months ended June 30, 2006			Three months ended June 30, 2005

	GAAP amounts	Adj.	Non-GAAP amounts	GAAP amounts	Adj.	Non-GAAP amounts

Operating income	$102.1	$14.0	$88.1	$60.5	$(20.5)	$81.0
Income before income taxes	106.8	14.0	92.8	65.4	(20.5)	85.9
Provision (benefit) for income taxes	30.1	3.2	26.9	(6.2)	(30.2)	24.0
Net income	76.7	10.8	65.9	71.6	9.7	61.9

Earnings per share allocations(1)	1.3	1.3		(1.1)	(1.1)
Adjusted net income for
earnings per share	$78.0	$12.1	$65.9	$70.5	$8.6	$61.9

Total diluted earnings per share	$0.41	$0.06	$0.35	$0.35	$0.04	$0.31

(1) Represents allocation of interperiod taxes and intercompany sales of assets to adjust net income for purposes of calculating earnings per share.

Quarterly Financial Highlights

•	Revenues by source and the change relative to the prior year quarter were: $234.8 million for Instruments, a 5% increase; $199.6 million for Consumables, an 11% increase; and $88.7 million for Other Sources, including service and support, royalties, licenses, and consulting, a 19% increase. Quarterly revenues include $14.9 million of Ambion-related revenues.

•	Revenues for major geographic regions and their change relative to the prior year quarter were: $230.7 million in the United States, a 15% increase; $184.8 million in Europe, an 8% increase including unfavorable foreign currency effects of approximately 1%; $50.3 million in Japan, a 1% increase including unfavorable currency effects of less than 1%; and $37.4 million in Other Asia Pacific countries, a 4% increase including unfavorable foreign currency effects of approximately 1%.

•	Gross margin in the fourth quarter of fiscal 2006 was 54.3% versus 53.1% in the prior year quarter. The increase in gross margin was primarily attributable to expanded PCR licensing initiatives.

•	Selling, general, and administrative (SG&A) expenditures in the fourth quarter of fiscal 2006 were $149.9 million, representing 28.7% of revenues, compared to $124.8 million, representing 26.1% of revenues, in the prior year quarter. The increase in SG&A was driven primarily by Ambion-related expenses, employee-related costs, and strategic investments in China.

•	Research, development, and engineering (R&D) expenditures in the fourth quarter of fiscal 2006 were $46.3 million, representing 8.9% of revenues, compared to $48.2 million, representing 10.1% of revenues, in the prior year quarter. The decrease in R&D expenditures was due primarily to cost savings realized from the transfer of the MALDI TOF product line into the Applied Biosystems/MDS Sciex Instruments joint venture with MDS Inc. in fiscal 2005.

•	The Group repurchased 5 million shares of Applera Corporation-Applied Biosystems group common stock during the quarter at a cost of $144.8 million. This represents the completion of the supplemental repurchase authorization announced in January 2006.

•	Cash flow from operations was $111.5 million and capital expenditures were $12.2 million for the quarter. Depreciation and amortization were $20.5 million. As of the end of the quarter, cash and short term investments were $373.9 million, up from $358.4 million as of March 31, 2006. This increase was largely a result of cash flow from operations. Accounts receivable were $373.6 million, representing 54 days sales outstanding, and inventory was $129.4 million, representing 2.4 months of inventory on hand.

Recent Business Highlights

•	In July, the Group announced that the Technical Board of Appeal of the European Patent Office (EPO) has reinstated Applera’s European Patent No. 872562 covering real-time PCR thermal cycler technology, overturning a December 2004 decision by the EPO’s Opposition Division to revoke the patent for alleged lack of novelty. The case will be returned to the Opposition Division for review of other issues.

•	In July, the Group announced that it completed the acquisition of Agencourt Personal Genomics, Inc., a privately-held developer of extremely high throughput massively parallel next generation sequencing technology that we believe will be applicable to numerous genetic analysis applications, including de novo genome sequencing, gene expression, and genotyping.

Fiscal 2006 Highlights

For fiscal 2006, the Group reported net revenues of $1.91 billion, a 7% increase over fiscal 2005 revenues of $1.79 billion. Revenues for the year include the favorable impact of 1% related to the acquisition of the Research Products Division of Ambion. The net effect of foreign currency decreased net revenues in fiscal 2006 by approximately 1%, compared to the prior year. Net income in fiscal 2006 was $275.1 million, as compared to $236.9 million for the prior year. EPS for fiscal 2006 were $1.43, a 20% increase compared to $1.19 for the prior year. EPS on a non-GAAP basis, excluding the specified items described in the reconciliation schedule below, were $1.24, a 17% increase compared to $1.06 for the prior year. The net effect of foreign currency reduced EPS by approximately $0.02 compared to the prior year. Cash flow from operations for fiscal 2006 was $375.3 million compared to $334.3 million for fiscal 2005.

Revenues by source and the change relative to the prior year were: $836.3 million for Instruments, a 4% increase; $734.6 million for Consumables, an 8% increase; and $340.3 million for Other Sources, including service and support, royalties, licenses, and consulting, a 13% increase. Fiscal year revenues include $20.4 million of Ambion-related revenues.

During both fiscal 2006 and 2005, the Group recorded items that affected the comparability of results. For fiscal 2006, these items decreased income before taxes by $19.1 million. These items included: net charges of $27.5 million related to resolutions of legal disputes; a charge of $3.4 million to write off the value of acquired in-process research and development in connection with the Ambion acquisition; a gain of $16.9 million related to the sale of a company-owned facility; and amortization expense of $4.8 million related to acquired intangibles. Fiscal 2006 also included: tax benefits of $63.3 million related to a completed IRS exam, a state valuation allowance reversal, and research and development credits; tax benefits of $13.5 million related to the settlement of certain transfer pricing matters in Japan; and tax charges of $26.6 million related to the repatriation of cash balances held outside the U.S.

During fiscal 2005, the Group recorded pre-tax items that increased income before taxes by approximately $5.1 million, including amortization expense of $1.3 million related to acquired intangibles. In addition, fiscal 2005 results included $23.5 million for the above mentioned tax benefits.

The following table summarizes the impact of these items on EPS calculations:

Reconciliation of GAAP amounts to Non-GAAP amounts
(Dollar amounts in millions)

	Twelve months ended June 30, 2006			Twelve months ended June 30, 2005

	GAAP amounts	Adj.	Non-GAAP amounts	GAAP amounts	Adj.	Non-GAAP amounts

Operating income	$297.0	$(19.1)	$316.1	$280.1	$5.1	$275.0
Income before income taxes	317.2	(19.1)	336.3	297.2	5.1	292.1
Provision for income taxes	42.1	(55.4)	97.5	60.3	(21.5)	81.8
Net income	275.1	36.3	238.8	236.9	26.6	210.3

Earnings per share allocations(1)	0.1	0.1
Adjusted net income for
earnings per share	$275.2	$36.4	$238.8	$236.9	$26.6	$210.3

Total diluted earnings per share	$1.43	$0.19	$1.24	$1.19	$0.13	$1.06

(1) Represents allocation of intercompany sales of assets to adjust net income for purposes of calculating earnings per share.

Applied Biosystems Outlook

The Group believes that its fiscal year 2007 outlook and financial performance will be affected by, among other things: the introduction and adoption of new products; the level of commercial investments in life science R&D; the level of government funding for life science research; the outcome of pending litigation matters; competitive product introductions and pricing; and the continued integration of Ambion-related products.

Subject to the inherent uncertainty associated with these factors, Applied Biosystems has the following expectations for fiscal year 2007.

•	Fiscal 2007 Revenue Growth Rate: The Group expects mid to high single digit revenue growth for fiscal 2007. This outlook includes the full fiscal year impact from the March 2006 acquisition of Ambion and the impact of currency. Revenues are expected to increase for both instruments and consumables. The Group anticipates revenue growth in the Real-Time PCR/Applied Genomics and Mass Spectrometry product categories and revenue declines in the Core PCR and DNA Synthesis and Other Product Lines categories. Revenues in the DNA Sequencing product category are expected to approximately equal those in fiscal 2006. Quarterly year-over-year revenue changes may be different from our annual expectations due to a variety of factors, including the timing of customer orders and disbursements of government funding.

•	Fiscal 2007 Margins and Expenses: The Group anticipates gross margin to equal or slightly exceed the fiscal 2006 gross margin of 54.7%. Operating expenses as a percentage of total revenues in fiscal 2007 are expected to be approximately equal to those in the prior year. SG&A as a percentage of total revenues is expected to be approximately equal to or less than the prior year level of 28.7%. R&D as a percentage of total revenues, and including the impact of Agencourt, is expected to be equal to or slightly above the prior year level of 9.4%. The Group expects operating margin in fiscal 2007 to increase modestly from the fiscal 2006 level of 16.5%, excluding special items in both fiscal years as described in the Use of Non-GAAP Financial Information section below.

•	Fiscal 2007 Effective Tax Rate: The Group expects the effective tax rate to be approximately 31%, compared to 29% in fiscal 2006. Factors contributing to the anticipated increase in the effective tax rate include the phase out of export benefits, lower R&D credits, and lower overseas dividends, excluding special items in both fiscal years as described in the Use of Non-GAAP Financial Information section below.

•	Fiscal 2007 non-GAAP Earnings Per Share Growth: The Group expects earnings per share to increase at a rate slightly below the annual revenue growth rate. This outlook excludes the special fiscal 2006 items mentioned above, the adjustment for the amortization of acquired intangibles, and the other items described in the Use of Non-GAAP Financial Information section below. Excluding the impact of the Agencourt acquisition, the incremental impact of stock based compensation, and the increase in the effective tax rate, the Group believes that earnings per share would increase at a low double digit rate over the fiscal 2006 level. The total impact of these three items on fiscal 2007 EPS is expected to be approximately $0.12.

•	Fiscal 2007 Capital Spending: Capital spending is expected be in the range of $65-75 million.

The Group anticipates that year over year revenue growth rates will be higher in the first three quarters of the fiscal year than in the fourth quarter primarily due to the acquisition of Ambion in March 2006 . Additionally, due to the Ambion and Agencourt acquisitions, the Group anticipates higher incremental operating expenses as a percentage of total first quarter fiscal 2007 revenues compared to the prior year period. As a result, the Group expects a mid single digit year over year growth rate in non-GAAP EPS for the first quarter of fiscal 2007, excluding the fiscal 2006 special items mentioned above, the adjustment for the amortization of acquired intangibles, and the other items described in the Use of Non-GAAP Financial Information section below. The Group also expects that the third quarter year over year non-GAAP EPS growth rate will be negatively impacted due to income from licensing fees and royalties associated with a litigation settlement in the third quarter of fiscal 2006.

The Group anticipates special adjustments in fiscal 2007 related to the amortization of acquired intangibles and also anticipates potential in process R&D charges from the Agencourt acquisition that have not yet been quantified.

The total pre-tax impact of FAS 123R (accounting for stock based compensation) in fiscal 2007 is expected to be approximately $14 million, with an EPS impact of approximately $0.05.

Other risks and uncertainties that may affect Applied Biosystems’ financial performance are detailed in the “Forward-Looking Statements” section of this release.

The comments in the Outlook section of this press release reflect management’s current outlook. Applera does not have any current intention to update this outlook and plans to revisit the outlook for its businesses only once each quarter when financial results are announced.

Use of Non-GAAP Financial Information

This press release contains non-GAAP financial information, both historical and forward-looking, and including earnings per share and operating margin adjusted to exclude certain costs, expenses, gains and losses and other specified items. These measures are not in accordance with, or an alternative for, generally accepted accounting principles and may be different from non-GAAP measures used by other companies. Among the items included in GAAP earnings but excluded for purposes of determining adjusted earnings or other non-GAAP measures that we present are: gains or losses from sales of operating assets and investments; restructuring charges, including severance charges; charges and recoveries relating to significant legal proceedings; asset impairment charges; and amortization of acquired intangibles. In addition, for non-GAAP measures, we have also excluded the allocation of interperiod taxes and intercompany sales. We believe the presentation of non-GAAP information provides useful information to management and investors regarding various financial and business trends relating to our financial condition and results of operations, and that when GAAP information is viewed in conjunction with non-GAAP information, investors are provided with a more meaningful understanding of our ongoing operating performance. In addition, this information is among the primary indicators we use as a basis for evaluating performance, allocating resources, setting incentive compensation targets, and planning and forecasting future periods. This information is not intended to be considered in isolation or as a substitute for GAAP financial information. To the extent this release contains historical non-GAAP financial information, we have also provided corresponding GAAP financial information for comparative purposes. However, in the case of forward-looking non-GAAP financial information, we have not provided any corresponding GAAP information because this information is not accessible to us. We cannot predict the occurrence, timing, or amount of all special items that we exclude from our non-GAAP measures but which could potentially be significant to the calculation of our GAAP information for future fiscal periods.

Conference Call & Webcast

A conference call with Applera Corporation executives will be held today at 11:00 a.m. (ET) to discuss these results and other matters related to the businesses. The call will be formatted to focus on each Applera business separately, approximately at the times indicated below, although the exact timing may be different as the call will proceed without pause between segments:

•	Applied Biosystems Group	11:00 a.m. (ET)

•	Celera Genomics Group	11:45 a.m.

During each segment, the management team will make prepared remarks and answer questions from securities analysts and investment professionals. Investors, securities analysts, representatives of the media and other interested parties who would like to participate should dial 706.634.4992 (code "Applera") at any time from 10:45 a.m. until the end of the call. This conference call will also be webcast. Interested parties who wish to listen to the webcast should visit the "Investors & Media" section of either www.applera.com or www.celera.com, or the “Investors” section of www.appliedbiosystems.com. A digital recording will be available approximately two hours after the completion of the conference call on July 27 until August 13, 2006. Interested parties should call 706.645.9291 and enter conference ID 2959424.

Applera also encourages stockholders to submit questions for management consideration by e-mail in advance of today's conference call. Such questions, which should be brief and reasonably related to the releases, may be submitted to inna.kats@applera.com. While management cannot commit to answer all such submissions, it will endeavor to do so during the available time of the conference call.

About Applera Corporation and Applied Biosystems

Applera Corporation consists of two operating groups. The Applied Biosystems Group serves the life science industry and research community by developing and marketing instrument-based systems, consumables, software, and services. Customers use these tools to analyze nucleic acids (DNA and RNA), small molecules, and proteins to make scientific discoveries and develop new pharmaceuticals. Applied Biosystems’ products also serve the needs of some markets outside of life science research, which we refer to as “applied markets,” such as the fields of: human identity testing (forensic and paternity testing); biosecurity, which refers to products needed in response to the threat of biological terrorism and other malicious, accidental, and natural biological dangers; and quality and safety testing, for example in food and the environment. Applied Biosystems is headquartered in Foster City, CA, and reported sales of over $1.9 billion during fiscal 2006. The Celera Genomics Group is primarily a molecular diagnostics business that is using proprietary genomics and proteomics discovery platforms to identify and validate novel diagnostic markers, and is developing diagnostic products based on these markers as well as other known markers. Celera Genomics maintains a strategic alliance with Abbott Laboratories for the development and commercialization of molecular, or nucleic acid-based, diagnostic products, and it is also developing new diagnostic products outside of this alliance. Through its genomics and proteomics research efforts, Celera Genomics is also discovering and validating therapeutic targets, and it is seeking strategic partnerships to develop therapeutic products based on these discovered targets. Information about Applera Corporation, including reports and other information filed by the company with the Securities and Exchange Commission, is available at http://www.applera.com, or by telephoning 800.762.6923. Information about Applied Biosystems is available at http://www.appliedbiosystems.com.

Forward-Looking Statements

Certain statements in this press release, including the Outlook section, are forward-looking. These may be identified by the use of forward-looking words or phrases such as “believe,” “expect,” “should,” “anticipate,” and “planned,” among others. These forward-looking statements are based on Applera Corporation’s current expectations. The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for such forward-looking statements. In order to comply with the terms of the safe harbor, Applera Corporation notes that a variety of factors could cause actual results and experience to differ materially from the anticipated results or other expectations expressed in such forward-looking statements. The risks and uncertainties that may affect the operations, performance, development, and results of Applied Biosystems businesses, including its new activities in the clinical diagnostics instrumentation market, include but are not limited to: (1) rapidly changing technology could adversely affect demand for Applied Biosystems’ products, and its business is dependent on development and customer acceptance of new products; (2) Applied Biosystems’ sales are dependent on customers’ capital spending policies and government-sponsored research; (3) Applied Biosystems has significant overseas operations, and fluctuations in the value of foreign currencies could affect Applied Biosystems’ financial and operating results; (4) Applied Biosystems’ growth depends in part on its ability to acquire complementary technologies through acquisitions, investments, or other strategic relationships or alliances, which may not be successful, may absorb significant resources, may cause dilution, and may result in impairment or other charges; (5) Applied Biosystems may be subject to liabilities related to its use, manufacture, sale, and distribution of hazardous materials; (6) some of Applied Biosystems’ principal facilities are subject to the risk of earthquakes, which could interrupt operations; (7) Applied Biosystems’ products are based on complex, rapidly developing technologies, which has resulted in some ongoing legal actions against Applied Biosystems and which creates a constant risk of lawsuits, arbitrations, investigations, and other legal actions with private parties and governmental entities, particularly involving claims for infringement of patents and other intellectual property rights; (8) Applied Biosystems may need to license intellectual property from third parties to avoid or settle legal actions brought against Applied Biosystems; (9) Applied Biosystems is dependent on the operation of computer hardware, software, and Internet applications and related technology for its businesses, particularly those focused on the development and marketing of information-based products and services; (10) new clinical diagnostic instruments to be developed by Applied Biosystems may not receive required regulatory clearances and/or may be accepted and adopted by the market; (11) Applied Biosystems relies on a single supplier or a limited number of suppliers for some key products and key components of some of its products; and (12) other factors that might be described from time to time in Applera Corporation’s filings with the Securities and Exchange Commission. All information in this press release is as of the date of the release, and Applera does not undertake any duty to update this information, including any forward-looking statements, unless required by law.

Copyright 2006. Applera Corporation. All Rights Reserved. AB (Design), Applied Biosystems and Celera are registered trademarks, and Applera, and Celera Genomics are trademarks of Applera Corporation or its subsidiaries in the U. S. and/or certain other countries.

APPLERA CORPORATION
APPLIED BIOSYSTEMS GROUP
CONDENSED COMBINED STATEMENTS OF OPERATIONS
(Dollar amounts in millions except per share amounts)
(Unaudited)

	Three months ended June 30,		Twelve months ended June 30,
	2006	2005(1)	2006	2005(1)

Net revenues	$523.1	$478.5	$1,911.2	$1,787.1
Cost of sales	238.8	224.5	866.4	834.4

Gross margin	284.3	254.0	1,044.8	952.7
Selling, general and administrative	149.9	124.8	548.4	485.6
Research, development and engineering	46.3	48.2	180.3	192.1
Amortization of purchased intangible assets	2.9	0.3	4.8	1.3
Employee-related charges, asset impairments and other		20.2	0.4	31.8
Asset dispositions and legal settlements	(16.9)		10.5	(38.2)
Acquired research and development			3.4

Operating income	102.1	60.5	297.0	280.1
Interest income, net	2.9	4.5	14.7	13.9
Other income (expense), net	1.8	0.4	5.5	3.2

Income before income taxes	106.8	65.4	317.2	297.2
Provision (benefit) for income taxes	30.1	(6.2)	42.1	60.3

Net income	$76.7	$71.6	$275.1	$236.9

Earnings per share analysis

Net income	$76.7	$71.6	$275.1	$236.9
Allocated intercompany sales of assets			0.1
Allocated interperiod taxes[2]	1.3	(1.1)

Total net income allocated	78.0	70.5	275.2	236.9
Less dividends declared on common stock	7.7	8.4	31.7	33.4

Undistributed earnings	$70.3	$62.1	$243.5	$203.5

Allocation of basic earnings per share
Basic distributed earnings per share	$0.04	$0.04	$0.17	$0.17
Basic undistributed earnings per share	0.39	0.32	1.30	1.04

Total basic earnings per share	$0.43	$0.36	$1.47	$1.21

Allocation of diluted earnings per share
Diluted distributed earnings per share	$0.04	$0.04	$0.17	$0.17
Diluted undistributed earnings per share	0.37	0.31	1.26	1.02

Total diluted earnings per share	$0.41	$0.35	$1.43	$1.19

Weighted average number of common shares
Basic	182,858,000	197,585,000	186,955,000	196,358,000
Diluted	188,726,000	200,310,000	191,914,000	199,017,000

(1) Certain prior period amounts have been reclassified for comparative purposes.
(2) Represents allocation of interperiod taxes to adjust net income for purposes of calculating earnings per share.

APPLERA CORPORATION
APPLIED BIOSYSTEMS GROUP
Revenues By Product Categories
(Dollar amounts in millions)
(Unaudited)

	Three months ended June 30,
	2006	2005	Change

DNA Sequencing	$137.8	$143.5	-4%
% of total revenues	26%	30%
Real-Time PCR/Applied Genomics*	169.7	138.5	23%
% of total revenues	32%	29%
Mass Spectrometry	134.7	118.9	13%
% of total revenues	26%	25%
Core PCR & DNA Synthesis	51.7	46.3	12%
% of total revenues	10%	10%
Other Product Lines	29.2	31.3	-7%
% of total revenues	6%	6%

Total	$523.1	$478.5	9%

	Twelve months ended June 30,
	2006	2005	Change

DNA Sequencing	$539.9	$544.2	-1%
% of total revenues	29%	30%
Real-Time PCR/Applied Genomics*	600.4	514.5	17%
% of total revenues	31%	29%
Mass Spectrometry	465.3	426.5	9%
% of total revenues	24%	24%
Core PCR & DNA Synthesis	198.4	191.2	4%
% of total revenues	10%	11%
Other Product Lines	107.2	110.7	-3%
% of total revenues	6%	6%

Total	$1,911.2	$1,787.1	7%

*Fiscal 2006 amounts include revenue related to the acquisition of the Research Division Products of Ambion, Inc.

Certain prior year amounts have been reclassified for comparative purposes.

APPLERA CORPORATION
CONDENSED CONSOLIDATING STATEMENTS OF OPERATIONS
For the Three Months Ended June 30, 2006
(Dollar amounts in millions except per share amounts)
(Unaudited)

	Applied Biosystems Group	Celera Genomics Group	Eliminations	Consolidated

Net revenues	$523.1	$17.8	$(1.2)	$539.7
Cost of sales	238.8	5.2	(0.5)	243.5

Gross margin	284.3	12.6	(0.7)	296.2
Selling, general and administrative	149.9	9.1	0.1	159.1
Research, development and engineering	46.3	15.7	(0.8)	61.2
Amortization of purchased intangible assets	2.9			2.9
Employee-related charges, asset impairments and other		5.3		5.3
Asset dispositions and legal settlements	(16.9)			(16.9)

Operating income (loss)	102.1	(17.5)		84.6
Interest income, net	2.9	6.0		8.9
Other income (expense), net	1.8			1.8

Income (loss) before income taxes	106.8	(11.5)		95.3
Provision (benefit) for income taxes	30.1	(6.2)	(1.3)	22.6

Net income (loss)	$76.7	$(5.3)	$1.3	$72.7

Net income (loss) per share
Basic	$0.43	$(0.07)
Diluted	$0.41	$(0.07)

APPLERA CORPORATION
CONDENSED CONSOLIDATING STATEMENTS OF OPERATIONS
For the Three Months Ended June 30, 2005
(Dollar amounts in millions except per share amounts)
(Unaudited)

	Applied Biosystems Group	Celera Genomics Group	Eliminations	Consolidated

Net revenues	$478.5	$14.4	$(1.9)	$491.0
Cost of sales	224.5	3.7	(1.2)	227.0

Gross margin	254.0	10.7	(0.7)	264.0
Selling, general and administrative	124.8	10.4		135.2
Research, development and engineering	48.2	35.1	(0.8)	82.5
Amortization of purchased intangible assets	0.3	0.7		1.0
Employee-related charges, asset impairments and other	20.2	(0.2)		20.0

Operating income (loss)	60.5	(35.3)	0.1	25.3
Interest income, net	4.5	4.8		9.3
Other income (expense), net	0.4	0.1		0.5

Income (loss) before income taxes	65.4	(30.4)	0.1	35.1
Benefit for income taxes	(6.2)	(14.0)	1.1	(19.1)

Net income (loss)	$71.6	$(16.4)	$(1.0)	$54.2

Net income (loss) per share
Basic	$0.36	$(0.22)
Diluted	$0.35	$(0.22)

Certain fiscal 2005 amounts have been reclassified for comparative purposes.

APPLERA CORPORATION
CONDENSED CONSOLIDATING STATEMENTS OF OPERATIONS
For the Twelve Months Ended June 30, 2006
(Dollar amounts in millions except per share amounts)
(Unaudited)

	Applied Biosystems Group	Celera Genomics Group	Eliminations	Consolidated

Net revenues	$1,911.2	$46.2	$(8.0)	$1,949.4
Cost of sales	866.4	19.7	(4.9)	881.2

Gross margin	1,044.8	26.5	(3.1)	1,068.2
Selling, general and administrative	548.4	36.1		584.5
Research, development and engineering	180.3	94.3	(3.2)	271.4
Amortization of purchased intangible assets	4.8	1.1		5.9
Employee-related charges, asset impairments and other	0.4	26.2		26.6
Asset dispositions and legal settlements	10.5	0.7		11.2
Acquired research and development	3.4			3.4

Operating income (loss)	297.0	(131.9)	0.1	165.2
Gain on investments, net		7.6		7.6
Interest income, net	14.7	22.4		37.1
Other income (expense), net	5.5	(0.2)		5.3

Income (loss) before income taxes	317.2	(102.1)	0.1	215.2
Provision (benefit) for income taxes	42.1	(39.4)		2.7

Net income (loss)	$275.1	$(62.7)	$0.1	$212.5

Net income (loss) per share
Basic	$1.47	$(0.83)
Diluted	$1.43	$(0.83)

5

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APPLERA CORPORATION
CONDENSED CONSOLIDATING STATEMENTS OF OPERATIONS
For the Twelve Months Ended June 30, 2005
(Dollar amounts in millions except per share amounts)
(Unaudited)

	Applied Biosystems Group	Celera Genomics Group	Eliminations	Consolidated

Net revenues	$1,787.1	$66.5	$(8.5)	$1,845.1
Cost of sales	834.4	19.9	(5.7)	848.6

Gross margin	952.7	46.6	(2.8)	996.5
Selling, general and administrative	485.6	39.8		525.4
Research, development and engineering	192.1	141.4	(2.9)	330.6
Amortization of purchased intangible assets	1.3	2.9		4.2
Employee-related charges, asset impairments and other	31.8	2.6		34.4
Asset dispositions and legal settlements	(38.2)			(38.2)

Operating income (loss)	280.1	(140.1)	0.1	140.1
Interest income, net	13.9	14.9		28.8
Other income (expense), net	3.2	1.3		4.5

Income (loss) before income taxes	297.2	(123.9)	0.1	173.4
Provision (benefit) for income taxes	60.3	(46.8)	0.1	13.6

Net income (loss)	$236.9	$(77.1)	$—	$159.8

Net income (loss) per share
Basic	$1.21	$(1.05)
Diluted	$1.19	$(1.05)

Certain fiscal 2005 amounts have been reclassified for comparative purposes.